EXHIBIT 99.1

PRESS RELEASE DATED APRIL 23, 2025

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
FIRST QUARTER 2025 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•DILUTED EARNINGS PER SHARE WERE $0.19 FOR THE CURRENT QUARTER COMPARED TO $0.27 FOR THE TRAILING QUARTER, AND $0.15 FOR THE FIRST QUARTER OF 2024.
◦Fourth Quarter 2024 earnings included a gain of $3.4 million, or $0.06 per share, on the sale and consolidation of a branch in December 2024.
•NET INTEREST MARGIN INCREASED TO 2.38% FOR THE CURRENT QUARTER AS COMPARED TO 2.18% FOR THE TRAILING QUARTER AND 2.03% FOR THE FIRST QUARTER OF 2024, REFLECTING LOWER FUNDING COSTS AND HIGHER YIELDS ON INTEREST-EARNING ASSETS.
•DEPOSITS (EXCLUDING BROKERED) INCREASED $133.6 MILLION, OR 13.8% ANNUALIZED, FROM DECEMBER 31, 2024. COST OF DEPOSITS AT MARCH 31, 2025 WAS 1.94% AS COMPARED TO 1.95% AT DECEMBER 31, 2024.
•LOANS DECLINED BY $30.7 MILLION, OR 3.0% ANNUALIZED, FROM DECEMBER 31, 2024, PRIMARILY DUE TO A DECREASE IN MULTIFAMILY LOANS, PARTIALLY OFFSET BY INCREASES IN HOME EQUITY AND CONSTRUCTION AND LAND LOANS.
•ASSET QUALITY REMAINS STRONG WITH NON-PERFORMING LOANS TO TOTAL LOANS AT 0.48% AT MARCH 31, 2025 AND 0.51% AT DECEMBER 31, 2024.
•THE COMPANY MAINTAINED STRONG LIQUIDITY WITH APPROXIMATELY $1.12 BILLION IN UNPLEDGED AVAILABLE-FOR-SALE SECURITIES AND LOANS READILY AVAILABLE-FOR-PLEDGE OF APPROXIMATELY $547 MILLION.
•THE BOARD OF DIRECTORS APPROVED A $10.0 MILLION REPURCHASE PLAN ON APRIL 23, 2025. THE PREVIOUSLY APPROVED $5.0 MILLION PLAN WAS COMPLETED DURING THE CURRENT QUARTER AND THE COMPANY REPURCHASED 440,150 SHARES.
•CASH DIVIDEND DECLARED OF $0.13 PER SHARE OF COMMON STOCK, PAYABLE ON MAY 21, 2025, TO STOCKHOLDERS OF RECORD AS OF MAY 7, 2025.
WOODBRIDGE, N.J., APRIL 23, 2025 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK) (the “Company”), the holding company for Northfield Bank, reported net income of $7.9 million, or $0.19 per diluted share, for the three months ended March 31, 2025, compared to $11.3 million, or $0.27 per diluted share, for the three months ended December 31, 2024, and $6.2 million, or $0.15 per diluted share, for the three months ended March 31, 2024. The decrease in net income for the three months ended March 31, 2025, compared to the trailing quarter was primarily due to a $3.4 million, or $0.06 per share, gain on sale of property in the trailing quarter. The increase in net income in the current quarter as compared to the first quarter of 2024 was primarily the result of an increase in net interest income, attributable to lower funding costs and higher yields on interest-earning assets, partially offset by an increase in the provision for credit losses on loans.

Commenting on the quarter, Steven M. Klein, the Company’s Chairman and Chief Executive Officer stated, “The Northfield team continued to focus on growing our franchise, deploying our strong capital base, and delivering solid financial performance for the quarter.” Mr. Klein commented further, “We remained focused on serving our communities, and the fundamentals of reducing our funding costs and increasing the yield on our interest-earning assets resulting in higher net interest income and net interest margin.” Mr. Klein further stated, “We remain committed to prudently managing our operating expenses, maintaining strong asset quality, and managing our strong capital levels through dividends and stock repurchases.”

Mr. Klein concluded, “I am pleased to announce that the Board of Directors has declared a cash dividend of $0.13 per common share, payable on May 21, 2025 to stockholders of record on May 7, 2025.”

Results of Operations
Comparison of Operating Results for the Three Months Ended March 31, 2025 and 2024

Net income was $7.9 million and $6.2 million for the three months ended March 31, 2025 and March 31, 2024, respectively. Significant variances from the comparable prior year period are as follows: a $3.9 million increase in net interest income, a $2.2 million increase in the provision for credit losses on loans, a $359,000 decrease in non-interest income, an $897,000 decrease in non-interest expense, and a $616,000 increase in income tax expense.

Net interest income for the three months ended March 31, 2025, increased $3.9 million, or 14.0%, to $31.8 million, from $27.9 million for the three months ended March 31, 2024, due to a $2.5 million decrease in interest expense and a $1.4 million increase in interest income. The decrease in interest expense was primarily due to a decrease in the cost of interest-bearing liabilities which decreased by 15 basis points to 2.74% for the three months ended March 31, 2025, from 2.89% for the three months ended March 31, 2024, driven by a 20 basis point decrease in the cost of borrowed funds to 3.67% from 3.87%, partially offset by a two basis point increase in the cost of interest-bearing deposits to 2.51% from 2.49%, due to a higher concentration of certificates of deposit. The decrease in the average balance of interest-bearing liabilities was primarily due to a $413.6 million, or 37.3% decrease in the average balance of borrowed funds, partially offset by a $307.8 million, or 9.9%, increase in the average balance of interest-bearing deposits. The increase in interest income was primarily due to a 23 basis point increase in the yield on interest-earning assets, specifically higher yields on mortgage-backed securities, partially offset by a $104.0 million, or 1.9%, decrease in the average balance of interest earning assets. The decrease in the average balance of interest-earning assets was primarily due to decreases in the average balance of other securities of $273.9 million, the average balance of loans of $167.4 million and the average balance of interest-earning deposits in financial institutions of $143.9 million, partially offset by an increase in the average balance of mortgage-backed securities of $483.9 million.

Net interest margin increased by 35 basis points to 2.38% for the three months ended March 31, 2025, from 2.03% for the three months ended March 31, 2024. The increase in net interest margin was primarily due to higher yields on mortgage-backed securities, coupled with a decrease in the cost of borrowed funds. The Company accreted interest income related to purchased credit-deteriorated (“PCD”) loans of $223,000 for the three months ended March 31, 2025, as compared to $426,000 for the three months ended March 31, 2024. Net interest income for the three months ended March 31, 2025, included loan prepayment income of $245,000 as compared to $351,000 for the three months ended March 31, 2024.

The provision for credit losses on loans increased by $2.2 million to $2.6 million for the three months ended March 31, 2025, compared to $415,000 for the three months ended March 31, 2024, primarily due to higher net charge-offs, changes in model assumptions, including a reduction in prepayment speeds and an increase in loss given defaults in the multifamily loans related to risk rating downgrades of certain loans in the portfolio. Net charge-offs were $2.8 million for the three months ended March 31, 2025, primarily due to $2.4 million in net charge-offs on small business unsecured commercial and industrial loans, as compared to net charge-offs of $911,000 for the three months ended March 31, 2024. Management continues to closely monitor the small business unsecured commercial and industrial loan portfolio, which totaled $25.5 million at March 31, 2025.

Non-interest income decreased by $359,000, or 10.6%, to $3.0 million for the three months ended March 31, 2025, compared to $3.4 million for the three months ended March 31, 2024. The decrease was primarily due to a decrease of $998,000 in gains on sales of trading securities, partially offset by an increase in income on bank-owned life insurance of $675,000, primarily related to the exchange of certain policies late in the fourth quarter of 2024 which have higher yields. Losses on trading securities in the three months ended March 31, 2025, were $299,000, as compared to gains of $699,000 in the three months ended March 31, 2024. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the plan. The participants of this plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the plan.

Non-interest expense decreased $897,000, or 4.0%, to $21.4 million for the three months ended March 31, 2025, compared to $22.3 million for the three months ended March 31, 2024. The decrease was primarily due to a $990,000 decrease in employee compensation and benefits, primarily attributable to a decrease in deferred compensation expense, which is described above, and had no effect on net income. Additionally, there was a $268,000 decrease in advertising expense. Partially offsetting the decreases were increases of $263,000 in professional fees related to outsourced audit services and recruitment fees and $164,000 in other expense.

The Company recorded income tax expense of $2.9 million for the three months ended March 31, 2025, compared to $2.3 million for the three months ended March 31, 2024. The effective tax rate for both the three months ended March 31, 2025, and

March 31, 2024, was 27.0%. The effective tax rate for three months ending March 31, 2025, and March 31, 2024, were negatively impacted by increased tax expense of $79,000 and $18,000, respectively, as a result of vesting of stock awards.

Comparison of Operating Results for the Three Months Ended March 31, 2025 and December 31, 2024

Net income was $7.9 million and $11.3 million for the quarters ended March 31, 2025, and December 31, 2024, respectively. Significant variances from the prior quarter are as follows: a $2.1 million increase in net interest income, a $640,000 increase in the provision for credit losses on loans, a $4.0 million decrease in non-interest income, a $613,000 increase in non-interest expense, and a $246,000 increase in income tax expense.

Net interest income for the quarter ended March 31, 2025, increased by $2.1 million, or 7.1%, primarily due to a $1.7 million decrease in interest expense and a $370,000 increase in interest income. The decrease in interest expense was primarily due to an 11 basis point decrease in the cost of interest-bearing liabilities to 2.74% for the quarter ended March 31, 2025, from 2.85% for the quarter ended December 31, 2024, and a $7.0 million, or 0.2%, decrease in the average balance of interest-bearing liabilities attributable to an $80.4 million decrease in the average balance of borrowed funds, partially offset by a $73.3 million increase in the average balance of interest-bearing deposits. The increase in interest income was primarily due to an 11 basis point increase in the yield on interest-earning assets and a $206,000 increase in the average balance of interest-earning assets primarily due to an increase in the average balance of mortgage-backed securities of $182.4 million, partially offset by decreases in the average balance of interest-earning deposits in financial institutions of $85.2 million, the average balance of other securities of $59.4 million, and the average balance of loans of $37.5 million.

Net interest margin increased by 20 basis points to 2.38% for the quarter ended March 31, 2025, from 2.18% for the quarter ended December 31, 2024, primarily due to higher yields on loans and mortgage-backed securities coupled with a decrease in the cost of funds. Net interest income for the quarter ended March 31, 2025, included loan prepayment income of $245,000 as compared to $215,000 for the quarter ended December 31, 2024. The Company accreted interest income related to PCD loans of $223,000 for the quarter ended March 31, 2025, as compared to $568,000 for the quarter ended December 31, 2024.

The provision for credit losses on loans increased by $640,000 to $2.6 million for the quarter ended March 31, 2025, from $1.9 million for the quarter ended December 31, 2024. The increase in the provision for the current quarter was primarily due to an increase in reserves in the commercial and industrial and in multifamily loans related to risk rating downgrades of certain loans in the portfolio, and higher net charge-offs. Net charge-offs were $2.8 million for the quarter ended March 31, 2025, as compared to net charge-offs of $2.0 million for the quarter ended December 31, 2024.

Non-interest income decreased by $4.0 million, or 56.9%, to $3.0 million for the quarter ended March 31, 2025, from $7.0 million for the quarter ended December 31, 2024. The decrease was primarily due to a $3.4 million gain on sale of property in the quarter ended December 31, 2024. Additionally, there was a $367,000 decrease in gains on sales of trading securities, net, and a $561,000 decrease in other income, primarily due to lower swap fee income. For the quarter ended March 31, 2025, losses on trading securities, net, were $299,000, compared to gains of $68,000 for the quarter ended December 31, 2024. Partially offsetting the decreases was a $362,000 increase in income on bank owned life insurance, primarily related to the exchange of certain policies late in the fourth quarter of 2024 which have higher yields.

Non-interest expense increased by $613,000, or 2.9%, to $21.4 million for the quarter ended March 31, 2025, from $20.8 million for the quarter ended December 31, 2024. The increase was primarily due to increases of $280,000 in occupancy expense, related to higher repairs and maintenance costs, $201,000 in data processing costs due to an increase in core system expenses, $310,000 in professional fees primarily due to an increase in outsourced audit services and recruitment fees, and a $158,000 increase in credit loss expense/(benefit) for off-balance sheet exposure. The increase in credit loss/(benefit) for off-balance sheet exposure was due to a provision of $103,000 recorded during the quarter ended March 31, 2025, as compared to a benefit of $55,000 recorded during the quarter ended December 31, 2024. Partially offsetting the decreases was a $283,000 decrease in other expense.

The Company recorded income tax expense of $2.9 million for the quarter ended March 31, 2025, compared to $2.7 million for the quarter ended December 31, 2024. The effective tax rate for the quarter ended March 31, 2025 was 27.0%, compared to 19.2% for the quarter ended December 31, 2024. The effective tax rate for the quarter ending December 31, 2024, was positively impacted by the revaluation of certain state deferred tax assets.

Financial Condition

Total assets increased by $43.6 million, or 0.8%, to $5.71 billion at March 31, 2025, from $5.67 billion at December 31, 2024. The increase was primarily due to an increase in available-for-sale debt securities of $145.7 million, or 13.2%, partially offset by decreases in cash and cash equivalents of $66.1 million, or 39.4%, loans receivable of $30.7 million, or 0.8% and other assets of $4.5 million, or 9.6%.

Cash and cash equivalents decreased by $66.1 million, or 39.4%, to $101.7 million at March 31, 2025, from $167.7 million at December 31, 2024, as excess liquidity was deployed into purchasing higher-yielding mortgage-backed securities. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities.

Loans held-for-investment, net, decreased by $30.7 million, or 0.8%, to $3.99 billion at March 31, 2025 from $4.02 billion at December 31, 2024, primarily due to decreases in multifamily real estate loans, partially offset by increases in home equity and lines of credit and construction and land loans. The decrease in loan balances reflects the Company's continued strategic focus on managing concentration risk within its commercial and multifamily real estate loan portfolios, while maintaining disciplined loan pricing. Multifamily loans decreased $29.6 million, or 1.1%, to $2.57 billion at March 31, 2025 from $2.60 billion at December 31, 2024, commercial real estate loans decreased $7.2 million, or 0.8%, to $882.6 million at March 31, 2025 from $889.8 million at December 31, 2024, one-to-four family residential loans decreased $3.4 million, or 2.3%, to $146.8 million at March 31, 2025 from $150.2 million at December 31, 2024, and commercial and industrial loans decreased $1.3 million, or 0.8%, to $162.1 million at March 31, 2025 from $163.4 million at December 31, 2024, and other loans decreased $754,000, or 34.8%, to $1.4 million at March 31, 2025 from $2.2 million at December 31, 2024. Partially offsetting these decreases were increases in home equity and lines of credit of $7.3 million, or 4.2%, to $181.4 million at March 31, 2025 from $174.1 million at December 31, 2024, and construction and land loans of $4.4 million, or 12.2%, to $40.3 million at March 31, 2025 from $35.9 million at December 31, 2024.

As of March 31, 2025, non-owner occupied commercial real estate loans (as defined by regulatory guidance) to total risk-based capital was estimated at approximately 424%. Management believes that Northfield Bank (the “Bank”) maintains appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures, which includes monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage its commercial real estate concentration risk, the Bank’s regulators could require it to implement additional policies and procedures or could require it to maintain higher levels of regulatory capital, which might adversely affect its loan originations, the Company's ability to pay dividends, and overall profitability.

Our real estate portfolio includes credit risk exposure to loans collateralized by office buildings and multifamily properties in New York State subject to some form of rent regulation limiting rent increases for rent stabilized multifamily properties. At March 31, 2025, office-related loans represented $182.4 million, or 4.6% of our total loan portfolio, with an average balance of $1.7 million (although we have originated these type of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 59%. Approximately 39% were owner-occupied. The geographic locations of the properties collateralizing our office-related loans are: 50.0% in New York, 48.5% in New Jersey and 1.5% in Pennsylvania. At March 31, 2025, our largest office-related loan had a principal balance of $90.0 million (with a net active principal balance for the Bank of $29.5 million as we have a 33.3% participation interest), was secured by an office facility located in Staten Island, New York, and was performing in accordance with its original contractual terms. At March 31, 2025, multifamily loans that have some form of rent stabilization or rent control totaled approximately $435.8 million, or approximately 11% of our total loan portfolio, with an average balance of $1.7 million (although we have originated these type of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 51%. At March 31, 2025, our largest rent-regulated loan had a principal balance of $16.7 million, was secured by an apartment building located in Staten Island, New York, and was performing in accordance with its original contractual terms. Management continues to closely monitor its office and rent-regulated portfolios. For further details on our rent-regulated multifamily portfolio see “Asset Quality”.

PCD loans totaled $9.0 million and $9.2 million at March 31, 2025 and December 31, 2024, respectively. The majority of the remaining PCD loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $223,000 attributable to PCD loans for three months ended March 31, 2025, compared to $426,000 for three months ended March 31, 2024. PCD loans had an allowance for credit losses of approximately $2.7 million at March 31, 2025.

Loan balances are summarized as follows (dollars in thousands):

	March 31, 2025	December 31, 2024
Real estate loans:
Multifamily	$2,567,913	$2,597,484
Commercial mortgage	882,600	889,801
One-to-four family residential mortgage	146,791	150,217
Home equity and lines of credit	181,354	174,062
Construction and land	40,284	35,897
Total real estate loans	3,818,942	3,847,461
Commercial and industrial loans	162,133	163,425
Other loans	1,411	2,165
Total commercial and industrial and other loans	163,544	165,590
Loans held-for-investment, net (excluding PCD)	3,982,486	4,013,051
PCD loans	9,043	9,173
Total loans held-for-investment, net	$3,991,529	$4,022,224

The Company’s available-for-sale debt securities portfolio increased by $145.7 million, or 13.2%, to $1.25 billion at March 31, 2025, from $1.10 billion at December 31, 2024. The increase was primarily attributable to purchases of securities, partially offset by paydowns and maturities. At March 31, 2025, $1.21 billion of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $33.4 million in corporate bonds, substantially all of which were investment grade, $683,000 in municipal bonds and $608,000 in U.S. Government agency securities at March 31, 2025. Unrealized losses, net of tax, on available-for-sale debt securities and held-to-maturity securities approximated $16.7 million and $307,000, respectively, at March 31, 2025, and $21.8 million and $400,000, respectively, at December 31, 2024.

Equity securities were $10.9 million at March 31, 2025 and $14.3 million at December 31, 2024. Equity securities are primarily comprised of an investment in a Small Business Administration Loan Fund. This investment is utilized by the Bank as part of its Community Reinvestment Act program. The decrease in equity securities was primarily due to a decrease in money market mutual funds.

Total liabilities increased $37.2 million, or 0.7%, to $5.00 billion at March 31, 2025, from $4.96 billion at December 31, 2024. The increase was primarily attributable to an increase in borrowings of $42.8 million, partially offset by a decrease in total deposits of $6.5 million. The Company routinely utilizes brokered deposits and borrowed funds to manage interest rate risk, the cost of interest-bearing liabilities, and funding needs related to loan originations and deposit activity.

Deposits decreased $6.5 million, or 0.2%, to $4.13 billion at March 31, 2025 as compared to $4.14 billion at December 31, 2024. Brokered deposits decreased by $140.1 million, or 53.2%, as the Company placed less reliance on brokered deposits which were used as a lower-cost alternative to borrowings in the trailing quarter. Deposits, excluding brokered deposits, increased $133.6 million, or 3.4%. The increase in deposits, excluding brokered deposits, was primarily attributable to increases of $97.1 million in transaction accounts and $41.6 million in time deposits, partially offset by decreases of $4.5 million in savings accounts, and $579,000 in money market accounts. Growth in transaction accounts and time deposits was primarily due to new municipal relationships and new commercial customer relationships.

Estimated gross uninsured deposits at March 31, 2025 were $1.95 billion. This total includes fully collateralized uninsured governmental deposits and intercompany deposits of $1.01 billion, leaving estimated uninsured deposits of approximately $934.7 million, or 22.6%, of total deposits. At December 31, 2024, estimated uninsured deposits totaled $896.5 million, or 21.7% of total deposits.

Deposit account balances are summarized as follows (dollars in thousands):

	March 31, 2025	December 31, 2024
Transaction:
Non-interest bearing checking	$722,994	$706,976
Negotiable orders of withdrawal and interest-bearing checking	1,367,219	1,286,154
Total transaction	2,090,213	1,993,130
Savings and money market:
Savings	899,674	904,163
Money market	271,566	272,145
Total savings	1,171,240	1,176,308
Certificates of deposit:
$250,000 and under	602,959	580,940
Over $250,000	144,255	124,681
Brokered deposits	123,289	263,418
Total certificates of deposit	870,503	969,039
Total deposits	$4,131,956	$4,138,477

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	March 31, 2025	December 31, 2024

Business customers	$891,545	$885,769
Municipal (governmental) customers	$929,611	$859,319
Borrowed funds increased to $770.7 million at March 31, 2025, from $727.8 million at December 31, 2024. The increase in borrowings for the period was primarily due to a $67.0 million increase in borrowings under an overnight line of credit, partially offset by a decrease of $24.2 million in other borrowings due to maturities. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent from time to time, as part of leverage strategies.

The following table sets forth borrowing maturities (excluding overnight borrowings and subordinated debt) and the weighted average rate by year at March 31, 2025 (dollars in thousands):

Year	Amount	Weighted Average Rate
2025	$160,684	3.89%
2026	148,000	4.36%
2027	173,000	3.19%
2028	154,288	3.96%
	$635,972	3.83%

Total stockholders’ equity increased by $6.5 million to $711.1 million at March 31, 2025, from $704.7 million at December 31, 2024. The increase was attributable to net income of $7.9 million for the three months ended March 31, 2025, an $8.1 million increase in accumulated other comprehensive income, associated with an increase in the estimated fair value of our debt securities available-for-sale portfolio, and a $900,000 increase in equity award activity, partially offset by $5.0 million in stock repurchases and $5.4 million in dividend payments. On February 26, 2025, the Board of Directors of the Company approved a $5.0 million stock repurchase program. During the three months ended March 31, 2025, the Company repurchased 440,150 of its common stock outstanding at an average price of $11.36 for a total of $5.0 million pursuant to approved stock repurchase plan. As of March 31, 2025, the Company has no outstanding repurchase program.

The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the Federal Home Loan Bank and Federal Reserve Bank of New York utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business. The Company's on-hand liquidity ratio as of March 31, 2025 was 24.3%.

The Company had the following primary sources of liquidity at March 31, 2025 (dollars in thousands):

Cash and cash equivalents(1)	$89,139
Corporate bonds(2)	$19,323
Multifamily loans(2)	$547,043
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$1,102,759

(1) Excludes $12.5 million of cash at Northfield Bank.
(2) Represents estimated remaining borrowing potential.

The Company and the Bank utilize the Community Bank Leverage Ratio (“CBLR”) framework. At March 31, 2025, the Company and the Bank's estimated CBLR ratios were 12.08% and 12.62%, respectively, which exceeded the minimum requirement to be considered well-capitalized of 9%.

Asset Quality

The following table details total non-accrual loans (excluding PCD), non-performing assets, loans over 90 days delinquent on which interest is accruing, and accruing loans 30 to 89 days delinquent at March 31, 2025 and December 31, 2024 (dollars in thousands):

	March 31, 2025	December 31, 2024
Non-accrual loans:
Held-for-investment
Real estate loans:
Multifamily	$2,565	$2,609
Commercial mortgage	4,565	4,578
Home equity and lines of credit	1,267	1,270
Commercial and industrial	4,972	5,807
Total non-accrual loans	13,369	14,264
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Multifamily	—	164
One-to-four family residential	878	882
Home equity and lines of credit	140	140
Total loans held-for-investment delinquent 90 days or more and still accruing	1,018	1,186
Non-performing loans held-for-sale
Commercial mortgage	4,397	4,397
Commercial and industrial	500	500
Total non-performing loans held-for-sale	4,897	4,897
Total non-performing loans	19,284	20,347
Total non-performing assets	$19,284	$20,347
Non-performing loans to total loans	0.48%	0.51%
Non-performing assets to total assets	0.34%	0.36%
Accruing loans 30 to 89 days delinquent	$6,845	$9,336
Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $6.8 million and $9.3 million at March 31, 2025 and December 31, 2024, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at March 31, 2025 and December 31, 2024 (dollars in thousands):

	March 31, 2025	December 31, 2024
Held-for-investment
Real estate loans:
Multifamily	$1,296	$2,831
Commercial mortgage	147	78
One-to-four family residential	2,584	2,407
Home equity and lines of credit	1,141	1,472
Commercial and industrial loans	1,674	2,545
Other loans	3	3
Total delinquent accruing loans held-for-investment	$6,845	$9,336

The decrease in delinquent multifamily loans was primarily due to one relationship totaling $2.1 million that became current during the quarter ended March 31, 2025. The decrease in delinquent commercial and industrial loans was primarily due to five unsecured small business loans that were charged off totaling $797,000. Management continues to monitor the unsecured small business commercial and industrial loan portfolio which represents the majority of the commercial and industrial delinquencies in the table above.

PCD Loans (Held-for-Investment)

The Company accounts for PCD loans at estimated fair value using discounted expected future cash flows deemed to be collectible on the date acquired. Based on its detailed review of PCD loans and experience in loan workouts, management believes it has a reasonable expectation about the amount and timing of future cash flows and accordingly has classified PCD loans ($9.0 million at March 31, 2025 and $9.2 million at December 31, 2024, respectively) as accruing, even though they may be contractually past due. At March 31, 2025, 2.1% of PCD loans were past due 30 to 89 days, and 25.2% were past due 90 days or more, as compared to 2.9% and 27.1%, respectively, at December 31, 2024.

Our multifamily loan portfolio at March 31, 2025 totaled $2.57 billion, or 64% of our total loan portfolio, of which $435.8 million, or 11%, included loans collateralized by properties in New York with units subject to some percentage of rent regulation. The table below sets forth details about our multifamily loan portfolio in New York (dollars in thousands).

% Rent Regulated	Balance	% Portfolio Total NY Multifamily Portfolio	Average Balance	Largest Loan	LTV*	Debt Service Coverage Ratio (DSCR)*	30-89 Days Delinquent	Non-Accrual	Special Mention	Substandard
0	$279,630	39.1%	$1,175	$16,441	50.6%	1.48x	$580	$499	$—	$1,800
>0-10	4,696	0.6	1,565	2,107	50.9	1.33	—	—	—	—
>10-20	18,397	2.6	1,415	2,834	48.7	1.40	—	—	—	—
>20-30	19,268	2.7	2,141	5,449	53.2	1.65	—	—	—	—
>30-40	14,958	2.1	1,247	3,037	47.8	1.59	—	—	—	—
>40-50	21,558	3.0	1,268	2,710	46.9	1.77	—	—	—	—
>50-60	9,298	1.3	1,550	2,313	39.4	1.80	—	—	—	—
>60-70	20,765	2.9	2,966	11,181	53.4	1.51	—	—	—	—
>70-80	22,158	3.1	2,462	4,874	47.5	1.43	—	—	—	—
>80-90	20,516	2.9	1,140	3,124	46.1	1.64	—	—	1,124	—
>90-100	284,164	39.7	1,733	16,698	51.6	1.60	665	2,067	3,630	4,389
Total	$715,408	100.0%	$1,442	$16,698	50.6%	1.55x	$1,245	$2,566	$4,754	$6,189
The table below sets forth our New York rent-regulated loans by county (dollars in thousands).

County	Balance	LTV*	DSCR*
Bronx	$116,944	51.2%	1.60x
Kings	184,545	50.5%	1.57
Nassau	2,155	35.8%	1.88
New York	48,838	46.3%	1.61
Queens	37,633	44.3%	1.69
Richmond	32,258	60.1%	1.41
Westchester	13,405	58.7%	1.78
Total	$435,778	50.6%	1.59x

* Weighted Average
None of the loans that are rent-regulated in New York are interest only. During the remainder of 2025, 27 loans with an aggregate principal balance of $46.0 million will re-price.

About Northfield Bank

Northfield Bank, founded in 1887, operates 37 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition and demand for financial services in our market area, fluctuations in real estate values and both residential and commercial real estate market conditions, changes in liquidity, the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, competition among depository and other financial institutions, including with respect to fees and interest rates, changes in laws or government regulations or policies affecting financial institutions, including changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the imposition of tariffs or other domestic or international governmental policies, changes in the quality and/or composition of our loan and securities portfolios, prepayment speeds, charge-offs and/or credit loss provisions, our ability to access cost-effective funding, changes in the value of our goodwill or other intangible assets, changes in regulatory fees, assessments and capital requirements, inflation and changes in the interest rate environment that reduce our margins, reduce the fair value of financial instruments or reduce our ability to originate loans, the failure to maintain current technologies and to successfully implement future information technology enhancements, cyber security and fraud risks against our information technology and those of our third-party providers, the ability of third-party providers to perform their obligations to us, the effects of war, conflict, and acts of terrorism, our ability to successfully integrate acquired entities, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended
	March 31,		December 31
	2025	2024	2024
Selected Financial Ratios:
Performance Ratios (1)
Return on assets (ratio of net income to average total assets)	0.56%	0.43%	0.79%
Return on equity (ratio of net income to average equity)	4.52	3.59	6.40
Average equity to average total assets	12.43	12.04	12.28
Interest rate spread	1.76	1.39	1.54
Net interest margin	2.38	2.03	2.18
Efficiency ratio (2)	61.57	71.43	56.75
Non-interest expense to average total assets	1.53	1.55	1.46
Non-interest expense to average total interest-earning assets	1.61	1.63	1.53
Average interest-earning assets to average interest-bearing liabilities	129.42	128.66	129.20
Asset Quality Ratios:
Non-performing assets to total assets	0.34	0.29	0.36
Non-performing loans (3) to total loans (4)	0.48	0.41	0.51
Allowance for credit losses to non-performing loans (5)	242.73	214.83	227.72
Allowance for credit losses to total loans held-for-investment, net (6)	0.87	0.89	0.87

(1)Annualized where appropriate.
(2)The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3)Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCD loans), and are included in total loans held-for-investment, net.
(4)Includes originated loans held-for-investment, PCD loans, acquired loans and loans held-for-sale.
(5)Excludes loans held-for-sale.
(6)Includes originated loans held-for-investment, PCD loans, and acquired loans.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	March 31, 2025	December 31, 2024
ASSETS:
Cash and due from banks	$12,523	$13,043
Interest-bearing deposits in other financial institutions	89,139	154,701
Total cash and cash equivalents	101,662	167,744
Trading securities	13,003	13,884
Debt securities available-for-sale, at estimated fair value	1,246,473	1,100,817
Debt securities held-to-maturity, at amortized cost	8,883	9,303
Equity securities	10,855	14,261
Loans held-for-sale	4,897	4,897
Loans held-for-investment, net	3,991,529	4,022,224
Allowance for credit losses	(34,921)	(35,183)
Net loans held-for-investment	3,956,608	3,987,041
Accrued interest receivable	19,648	19,078
Bank-owned life insurance	177,398	175,759
Federal Home Loan Bank of New York stock, at cost	38,350	35,894
Operating lease right-of-use assets	27,345	27,771
Premises and equipment, net	21,431	21,985
Goodwill	41,012	41,012
Other assets	42,435	46,932
Total assets	$5,710,000	$5,666,378

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$4,131,956	$4,138,477
Federal Home Loan Bank advances and other borrowings	709,159	666,402
Subordinated debentures, net of issuance costs	61,498	61,442
Lease liabilities	31,630	32,209
Advance payments by borrowers for taxes and insurance	29,270	24,057
Accrued expenses and other liabilities	35,338	39,095
Total liabilities	4,998,851	4,961,682

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	711,149	704,696
Total liabilities and stockholders’ equity	$5,710,000	$5,666,378

Total shares outstanding	42,676,274	42,903,598
Tangible book value per share (1)	$15.70	$15.46

(1)    Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $57 and $69 at March 31, 2025 and December 31, 2024, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	For the Three Months Ended
	March 31,		December 31,
	2025	2024	2024
Interest income:
Loans	$45,283	$46,047	$45,902
Mortgage-backed securities	12,009	4,398	9,160
Other securities	797	3,841	1,428
Federal Home Loan Bank of New York dividends	862	970	885
Deposits in other financial institutions	1,141	3,392	2,347
Total interest income	60,092	58,648	59,722
Interest expense:
Deposits	21,191	19,273	22,031
Borrowings	6,291	10,663	7,169
Subordinated debt	819	828	837
Total interest expense	28,301	30,764	30,037
Net interest income	31,791	27,884	29,685
Provision for credit losses	2,582	415	1,942
Net interest income after provision for credit losses	29,209	27,469	27,743
Non-interest income:
Fees and service charges for customer services	1,620	1,615	1,634
Income on bank-owned life insurance	1,639	964	1,277
(Losses)/gains on trading securities, net	(299)	699	68
Gain on sale of property	—	—	3,402
Other	62	103	623
Total non-interest income	3,022	3,381	7,004
Non-interest expense:
Compensation and employee benefits	11,775	12,765	11,761
Occupancy	3,533	3,553	3,253
Furniture and equipment	414	484	436
Data processing	2,122	2,147	1,921
Professional fees	1,072	809	762
Advertising	250	518	287
Federal Deposit Insurance Corporation insurance	617	588	625
Credit loss expense/(benefit) for off-balance sheet exposures	103	83	(55)
Other	1,549	1,385	1,832
Total non-interest expense	21,435	22,332	20,822
Income before income tax expense	10,796	8,518	13,925
Income tax expense	2,920	2,304	2,674
Net income	$7,876	$6,214	$11,251
Net income per common share:
Basic	$0.19	$0.15	$0.28
Diluted	$0.19	$0.15	$0.27
Basic average shares outstanding	40,864,529	42,367,243	40,889,355
Diluted average shares outstanding	40,922,829	42,408,953	41,029,275

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$4,007,266	$45,283	4.58%	$4,044,787	$45,902	4.51%	$4,174,668	$46,047	4.44%
Mortgage-backed securities (3)	1,132,715	12,009	4.30	950,309	9,160	3.83	648,811	4,398	2.73
Other securities (3)	118,082	797	2.74	177,462	1,428	3.20	391,980	3,841	3.94
Federal Home Loan Bank of New York stock	36,929	862	9.47	37,065	885	9.50	39,599	970	9.85
Interest-earning deposits in financial institutions	118,983	1,141	3.89	204,146	2,347	4.57	262,884	3,392	5.19
Total interest-earning assets	5,413,975	60,092	4.50	5,413,769	59,722	4.39	5,517,942	58,648	4.27
Non-interest-earning assets	277,586			277,067			266,428
Total assets	$5,691,561			$5,690,836			$5,784,370

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,502,664	$12,148	1.97%	$2,424,370	$11,997	1.97%	$2,464,297	$12,331	2.01%
Certificates of deposit	923,713	9,043	3.97	928,658	10,034	4.30	654,328	6,942	4.27
Total interest-bearing deposits	3,426,377	21,191	2.51	3,353,028	22,031	2.61	3,118,625	19,273	2.49
Borrowed funds	695,281	6,291	3.67	775,722	7,169	3.68	1,108,880	10,663	3.87
Subordinated debt	61,461	819	5.40	61,406	837	5.42	61,239	828	5.44
Total interest-bearing liabilities	4,183,119	28,301	2.74	4,190,156	30,037	2.85	4,288,744	30,764	2.89
Non-interest bearing deposits	706,217			703,886			699,640
Accrued expenses and other liabilities	94,819			97,918			99,594
Total liabilities	4,984,155			4,991,960			5,087,978
Stockholders' equity	707,406			698,876			696,392
Total liabilities and stockholders' equity	$5,691,561			$5,690,836			$5,784,370

Net interest income		$31,791			$29,685			$27,884
Net interest rate spread (4)			1.76%			1.54%			1.39%
Net interest-earning assets (5)	$1,230,856			$1,223,613			$1,229,198
Net interest margin (6)			2.38%			2.18%			2.03%
Average interest-earning assets to interest-bearing liabilities			129.42%			129.20%			128.66%

(1)Average yields and rates are annualized.
(2)Includes non-accruing loans.
(3)Securities available-for-sale and other securities are reported at amortized cost.
(4)Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)Net interest margin represents net interest income divided by average total interest-earning assets.